Exhibit 10.26

AMENDMENT

    NOW, THEREFORE, in consideration of the premises and other valuable consideration, the Borrower and the Bank hereby agree as follows:

    1.  TERMS.  All capitalized terms not otherwise defined herein shall have the same meaning as such terms have in the Agreement.

    2.  ACKNOWLEDGMENT.  The Borrower acknowledges and agrees that the recitals herein are true and correct and that the indebtedness evidenced by the Notes is due and owing to the Bank without offset, defense or counterclaims and further acknowledge that the Security Agreement, Mortgage and other documents evidencing the security for the Notes are valid, binding and fully enforceable according to their terms.

    3.  AMENDMENTS TO AGREEMENT.

      3.1  Section 1.2 of the Agreement is hereby deleted and the following paragraph shall replace such section:

        "1.2 Line Availability Period. The "Line Availability Period" will mean the earlier of (i) demand or (ii) the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line Expiration Date of March 31, 2000. The Revolving Note is hereby amended to delete the Maturity Date of May 31, 1999 and replace it with the earlier of demand or March 31, 2000."

      3.2  Section 1.5 of the Agreement is hereby deleted and the following paragraph shall replace such section:

        "1.5 New Revolving Note.  Upon execution of this Amendment and the satisfaction of all of the conditions precedent, the Bank will extend a short term revolving loan to the Borrower in the maximum principal sum of One Hundred Fifty Thousand ($150,000.00) ("The New Revolving Note") according to the provisions of the New Revolving Note and this Amendment. All outstanding accrued interest and principal on the New Revolving Note is due and payable in full on March 31, 2000. Interest shall accrue at the rate of 1% in excess of the Bank's Base Rate (as defined in the New Note).

      3.3  The first line in Exhibit A-1 (Borrower Base Definition) shall be deleted and replaced with the following:

        "Borrowing Base means the sum of 80% of Eligible Accounts Receivable (as defined below) plus the lesser of $300,000.00 or 40% of Eligible Inventory (as defined below)."

      3.4  Section 8.2(a) of the Agreement is hereby deleted and the following paragraphs shall replace such section:

        "Tangible Net Worth.  Maintain a minimum Tangible Net Worth of at least $1,400,000.00 from June 30, 1999 through March 31, 2000."

        "Tangible Net Worth" means the total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; (3) goodwill, patents, copyrights, mailing lists, tradenames, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.

      3.5  Section 8.2(b) of the Agreement is hereby deleted and the following paragraph shall replace such section:

        "Total Liabilities to Tangible Net Worth Ration. Maintain a ratio of total liabilities to Tangible Net Worth of less than 1.25 to 1.00 from June 30, 1999 and at all times thereafter."

      3.6  Section 8.2(c) of the Agreement is hereby deleted and the following paragraph shall replace such section:

        "(i) The Borrower shall operate at a profit during the fiscal quarter ending September 30, 1999; and

        (ii) The Borrower shall have a net income that exceeds $60,000.00 during the fiscal quarter that ends December 31, 1999; and

        (iii) The Borrower shall have a net income that exceeds $130,000.00 during the five month time period which ends on February 28, 2000."

      3.7  Section 8.2(d) of the Agreement is hereby deleted and the following paragraphs shall replace such section:

"The Borrower shall maintain a Debt Service Coverage ratio of not less than 1.25 to 1.00 from June 30, 1999 and at all times thereafter."

        "Debt Service Coverage" means the ratio of Traditional Cash Flow plus interest expense minus capital expenditures to Current Maturities of Long Term Debt plus interest expense.

        "Traditional Cash Flow" means the aggregate amount of the following: (1) net income after taxes; (2) amortization expense; (3) depreciation and depletion expense; (4) deferred tax expense; and (5) similar non-cash charges against income which the Bank determines in its discretion to be appropriate "add-backs".

        "Current Maturities of Long Term Debt" means that portion of the Borrower's long term debt and capital leases payable within 12 months of determination date.

    4.  WARRANTIES AND REPRESENTATIONS.  The Borrower reaffirms each and every representation and warranty set forth in the agreement as true and correct as of the effective date of this Amendment.

    5.  CONDITIONS PRECEDENT.  This Amendment shall be of no force or effect until the Bank has received the following, in form and substance satisfactory to the Bank and its counsel:

      5.1  This Amendment fully executed by the Borrower;

      5.2  An audit fee of $3,250.00 and a renewal fee of $2,750.00, and

      5.3  Reimbursement to the Bank for its expenses, including the reasonable fees and expenses of legal counsel, incurred in connection with the preparation, of this Amendment and the collateral documents, not to exceed $1,000.00.

    6.  RELEASE.  In consideration of the accommodation by the Bank hereunder, Borrower does hereby, on behalf of itself, its agents, insurers, heirs, successors and assigns, releases, acquits and forever discharges the Bank and Wells Fargo & Company, (and any and all of their parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents and employees) from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such party for or by reason of any act, omission, matter, cause or thing whatsoever from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

    7.  MISCELLANEOUS.

      7.1  Except as revised or amended or modified herein, all other terms and conditions of the Agreement, notes, Security Agreement, Mortgage and all other loan documents attached thereto or incorporated therein remain fully enforceable and in effect and are incorporated herein and shall remain fully enforceable and in effect and survive any default herein by the Borrower.

      7.2  Except as otherwise specifically provided in this Amendment, the execution of this Amendment shall not be deemed to be a waiver of any default or Event of Default, whether or not existing on the date of this Amendment, and the Bank expressly denies any intention to waive any such default or events of default.

      7.3  The Agreement, as amended hereby, shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has not right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. The Agreement, as amended hereby, and the documents referred to herein or executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party. There are no promises, inducements or terms and conditions other than as specifically set forth herein.